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                                  FORM U-7D/A

                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                                                 File No. 32-441
                                                                 Amendment No. 3

        Amendment to Certificate pursuant to Rule 7(d) on Form U-7D under the Public Utility Holding Company Act of 1935.

        State Street Bank and Trust Company of Connecticut, National Association (successor in interest to Connecticut Bank and Trust Company, National Association)

        Name, title and address of officer to whom notices and correspondence concerning this amendment should be addressed:

        David Ganss
        Assistant Vice President
        State Street Bank and Trust Company of Connecticut, National Association Corporate Trust Department
        750 Main Street, Suite 1114
        Hartford, Connecticut  06103

        The undersigned hereby amends the above document as indicated on the attached pages with respect to the following: item 10.

        The company has caused this amendment to be duly signed on its behalf by its authorized officer in the city of Boston and State of Massachusetts, on the 26 day of May, 2000.

Attest:             [Seal]                      STATE STREET BANK AND TRUST
                                                  COMPANY OF CONNECTICUT,
                                                  NATIONAL ASSOCIATION

/s/ Laura S. Cawley                             By: /s/ David Ganss
---------------------                               ---------------
Title:  Assistant Vice President                Name: David Ganss
                                                Title:  Assistant Vice President

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State of Massachusetts  )
                        )  SS
County of Suffolk       )

     The undersigned being duly sworn deposes and says that he has duly executed the attached amendment dated May 26, 2000, for and on behalf of STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION; that he is the Assistant Vice President of such company; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                                           /s/ David Ganss
                                                           -------------------

     Subscribed and sworn before me, Brian J. Curtis, a Notary Public, this 26th day of May, 2000.

     My commission expires April 6, 2000.

[Official Seal]                                            /s/ Brian Curtis
                                                           -------------------
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                                  FORM U-7D/A
                       CERTIFICATE PURSUANT TO RULE 7(d)
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

          The undersigned hereby amend the Certificate previously filed on Form U-7D, as heretofore amended by Amendment No. 1 thereto filed on July 20, 1987 and Amendment No. 2 thereto filed on March 2, 1993, by a filing made on December 6, 1985, under File No. 32-441 and certify that the Certificate, as amended, accurately summarizes as required, in the instructions thereto, the information requested as to the lease identified therein and the transactions for the financing thereof. The following numbered paragraphs in the Certificate are hereby amended as set forth below. The other numbered paragraphs in the Certificate previously filed remain unchanged and unaffected.

10. The beneficial interest held by Batus Retail Services, Inc. (the successor in interest of Saks & Company) has been transferred to the following company:

          Palo Verde Leasing Corporation
          c/o Banc One Capital Corporation
          55 West Monroe Street
          17th Floor
          Mail Suite IL1-0502
          Chicago, Illinois  60670
          Attention: Jean Nagatani

          The other information under paragraph 10 in the previously filed Certificate remains unchanged and unaffected.

DATE EXECUTED: MAY 26, 2000

SIGNATURE OF HOLDER OF LEGAL TITLE:

                                              STATE STREET BANK AND TRUST
                                              COMPANY OF CONNECTICUT, NATIONAL
                                              ASSOCIATION, as Owner Trustee

                                              By: /s/ David Ganss
                                                 -------------------------------
                                              Name:    David Ganss
                                                   -----------------------------
                                              Title:   Assistant Vice President
                                                    ----------------------------

SIGNATURE OF HOLDER OF BENEFICIAL INTEREST:

                                              PALO VERDE LEASING CORPORATION

                                              By: /s/ Jean F. Nagatani
                                                 -------------------------------
                                              Name:     Jean F. Nagatani
                                              Title:    First Vice President